Exhibit 10.36
AGREEMENT REGARDING DISTRIBUTION OF ASSETS
     This AGREEMENT REGARDING DISTRIBUTION OF ASSETS (this “Agreement”) is made as of September 4 , 2007, by and between United Country Brands, LLC (“UCB”), its parent organization, CHS Inc. (“CHS”) and Winfield Solutions, LLC (“WS”), and its parent organization, Land O’Lakes, Inc. (“LOL”).
RECITALS
     WHEREAS, UCB and LOL are the member owners of Agriliance LLC (Agriliance LLC and its subsidiaries referred to herein collectively as “Agriliance”), with each of them holding fifty percent governance and financial interests. Agriliance is engaged in the wholesale distribution and marketing of crop nutrient products, crop protection products, seed and related technical services to farmers and ranchers through local cooperatives and independent dealers in North America and the sale of products and services through retail locations.
     WHEREAS, to enhance operating efficiencies, UCB, CHS, WS and LOL have agreed to more closely align certain of the business segments of Agriliance with each parent entity. The parties have agreed that the crop nutrient business segment of Agriliance (“CN Business”) will be aligned with CHS and the crop protection products business segment (“CPP Business”) will be aligned with LOL. These objectives will be met by causing a distribution of the CN Business Assets (as defined hereinafter) to CHS, as directed by UCB, and a distribution of the CPP Business Assets (as defined hereinafter) to WS, as directed by LOL, all in accordance with the provisions set forth herein. Agriliance will continue to own and operate its remaining assets.
     NOW, THEREFORE, in consideration of the Recitals set forth above which are contractual in nature and part of this Agreement, and the other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties further agree as follows:
I. DEFINITIONS
     1.1 Definitions. The following capitalized terms used in this Agreement have the meanings set forth below:
     “Affiliate” means any person or entity which controls, is controlled by or under common control with another person or entity. For purposes of this Agreement, “control” means, in the case of a privately held person or entity, the ownership of greater than tenty-five percent (25%) of the voting interests of the person or entity, or the right to appoint fifty percent (50%) or more of the members of the governing body of the person or entity and in the case of a publicly traded person or entity, ownership of greater than five percent (5%) of the outstanding voting securities of such person or entity.
     “Bank Debt” means the Private Placement Notes, the Revolving Credit Agreement, and the Securitization Agreement.
     “Business Day” means any day excluding Saturday, Sunday or any day which the Federal Reserve Bank of Minneapolis is closed.
     “CN Inventories” means all raw materials, ingredients, supplies, materials, work-in - progress, semi-finished goods, finished goods, components, spare parts and packaging materials used in the CN Business.
     “CN Site Contamination” means the presence of any Material of Environmental Concern in soil, groundwater or surface water at any CN Owned Real Property or CN Leased Real Property.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contract” means a contract, agreement, commitment or binding understanding that is in effect as of the date of this Agreement or any time after the date of this Agreement, including, but not limited to, leases for the CPP Leased Real Property and CN Leased Real Property (including all amendments, modifications, schedules, addenda, exhibits and attachments thereto).

     “CPP Inventories” means all raw materials, ingredients, supplies, materials, work-in - progress, semi-finished goods, finished goods, components, spare parts and packaging materials used in the CPP Business.
     “CPP Site Contamination” means the presence of any Material of Environmental Concern in soil, groundwater or surface water at any CPP Owned Real Property or CPP Leased Real Property.
     “Distribution Date” means September 4, 2007, which is the date upon which the distributions contemplated hereunder will occur.
     “Effective Time” means 12:01 a.m. on September 1, 2007.
     “Encumbrance” means any mortgage, deed of trust, lien, option, pledge, security interest, right of first refusal, easement, right of way, title imperfection, restriction, zoning ordinance or similar restriction of any kind.
     “Environmental Claim” means any actual or threatened claim, action, cause of action or investigation by any Person other than UCB, CHS, LOL, and WS, alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Agriliance or (b) circumstances forming the basis of any violation of any Environmental Law.
     “Environmental, Health and Safety Requirements” means all Laws concerning public health and safety, worker health and safety related to Materials of Environmental Concern, and/or pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, emissions, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Materials of Environmental Concern.
     “Environmental Law” means all Laws relating to pollution or protection of the environment, including Laws relating to releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, the federal Resource Conservation and Recovery Act, as amended, the federal Clean Water Act as amended, the federal Toxic Substances Control Act as amended, and the federal Clean Air Act, as amended, and regulations promulgated thereunder.
     “Environmental Response Action” means any action undertaken to remediate soil, groundwater or surface water to applicable standards, including standards that are based on reasonable projections concerning the property’s future use (often known as risk-based remediation standards), or undertaken in lieu of, or in addition to, remediation in order to prevent or minimize harm to human health or the environment from the presence of any Material of Environmental Concern in soil, groundwater or surface water. This definition shall include any actions or measures taken, even if there is no legal obligation to take such action or measures, and even if no legal liability will result from not taking such action or measures, if in the exercise of commercially reasonable discretion, the party taking such actions or measures believes such will avoid or reduce future Liabilities.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.
     “Governmental Entity” means any federal, state or local entity or authority exercising executive, legislative,

judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
     “Intellectual Property Rights” means patents and patent applications; trademarks, trade names, and the trade dress related to such trademarks and trade names; designations of origin; works of authorship; copyrights; copyrightable works; technical research; product formulations, product specifications, software, manuals, source codes documentation, configuration, architecture, know-how, inventions (whether patented, patentable or unpatentable); methods; information; data; domain names; confidential information; trade secrets; and any other intellectual or proprietary rights (including without limitation Contracts relating to any of the foregoing).
     “Law” means any constitution, law (including principle of common law), ordinance, regulation, statute, treaty, ruling, determination, order or legally binding directive of any Governmental Entity.
     “Liability” means any liability or obligation whether accrued, absolute, contingent, whether due or to become due and regardless of when asserted.
     “Litigation” means any claim, action, arbitration, mediation, proceeding, agency complaint, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator or mediator.
     “Loss” means any damage, deficiency, penalty, fine, cost, amount paid in settlement, monetary loss, expense or fee, including court costs and reasonable attorneys’ fees and expenses.
     “Materials of Environmental Concern” means all substances and materials listed, defined in or in any way regulated by, or for which liability may be incurred under, any Environmental, Health and Safety Requirement or Environmental Law, including, without limitation, pollutants, contaminants, wastes, toxic substances, radioactive materials, asbestos, petroleum and petroleum products.
     “Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings, (b) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the CN Owned Real Property or the CPP Owned Real Property and which do not materially interfere with the use or title thereof in the ordinary course of business.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, Governmental Entity or other entity.
     “Private Placement Notes” means the following notes issued by Agriliance pursuant to that certain Note Agreement, dated as of December 4, 2003, as amended: $42,000,000 of 5.66% Series A-1 Senior Secured Notes due December 4, 2008, $6,000,000 of Floating Rate Series A-2 Senior Secured Notes due December 4, 2008, $47,000,000 of 6.31% Series B-1 Senior Secured Notes due December 4, 2010, and $5,000,000 of Floating Rate Series B-2 Senior Secured Notes due December 4, 2010
     “Responsibility” means responsibility under the various Environmental Laws for contamination, or for conducting Environmental Response Action or other remedial measures. This definition shall include any actions or measures taken, even if there is no legal obligation to take such action or measures, and even if no legal liability will result from not taking such action or measures, if in the exercise of commercially reasonable discretion, the party taking such actions or measures believes such will avoid or reduce future Liabilities.
     “Revolving Credit Agreement” means, as amended, that certain $325 Million Third Amended and Restated Revolving Credit Facility, dated as of December 20, 2005, among Agriliance, Agro Distribution, LLC, as borrowers, the lenders party thereto, CoBank, ACB, as administrative agent, and General Electric Capital Corporation as collateral agent.
     “Securitization Agreement” means, as amended, the Amended and Restated Receivables Purchase

Agreement, dated as of November 16, 2005, by and among Agriliance SPV, LLC, as seller, Agriliance LLC, as initial servicer and originator, CoBank, ACB and the other purchasers from time to time party thereto, and CoBank, ACB, as administrator.
     “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
     “Third Party Licenses” means license agreements or arrangements between either LOL or Agriliance and a third party software provider which may or may not contain terms and conditions prohibiting the transfer of Intellectual Property to either CHS or LOL. The parties agree that should such prohibitive terms exist in the license agreements the Intellectual Property associated with such license agreements may not be transferred to the relevant party. This definition is not intended to diminish or eliminate the obligations of the parties to assist each other in the transfer of an Third Party License to the other party as further described in Section 9.2. below:
1.2 Other Defined Terms. The following terms are defined in the sections indicated

Term	Section
Active Employees	7.4
Controlling Party	8.3
CN Business	Preamble
CN Business Assets	3.1
CN Contracts	3.1(d)
CN Equity Interests	3.1(h)
CN Employees	7.1
CN Intellectual Property	3.1(g)
CN Leased Real Property	3.1(b)
CN Obligations	3.2
CN Owned Real Property	3.1(a)
CN Prepaid Customer Accounts	3.2(a)
CN Prepaid Supplier Accounts	3.1(i)CN
Product Registrations	3.1(j)CN
Site Contamination	3.2(b)
CN Supplier Rebate Accruals	3.1(n)
CN Tangible Personal Property	3.1(c)
Collateral Source	12.7
CPP Business	Preamble
CPP Business Assets	4.1
CPP Contracts	4.1(e)
CPP Employees	7.2
CPP Equity Interests	4.1(d)
CPP Intellectual Property	4.1(h)
CPP Leased Real Property	4.1(b)
CPP Obligations	4.2
CPP Owned Real Property	4.1(a)
CPP Prepaid Customer Accounts	4.2(a)
CPP Prepaid Supplier Accounts	4.1(j)
CPP Product Registrations	4.1(k)
CPP Site Contamination	4.2(b)
CPP Supplier Rebate Accruals	4.1(m)
CPP Tangible Personal Property	4.1(c)
Estimated Inventories	6.5(b)
Final Balance Sheet	6.2
Hired CN Employees	7.1
Hired CPP Employees	7.2

Term	Section
Indemnified Party	12.5
Indemnifying Party	12.5
Interim Balance Sheet	6.2
Post Transfer Period	9.1(c)
Pre-Transfer Period	9.1(c)
Property Taxes	9.1(c)
Retained Environmental Liabilities	8.1
Title Commitment	9.1(a)
Title Company	9.1(a)
Third Party Action	12.6
II. GENERAL OVERVIEW OF DISTRIBUTION PROCESS
     To clarify the intent of the parties, a general overview of the distribution process is as follows:
     2.1 Retire Portions of Bank Debt of Agriliance; Additional Payment to CHS. The parties recognize that the assets to be distributed hereunder constitute collateral for the Bank Debt. Further, the parties recognize and agree that the value attributed to the CPP Business Assets exceeds the value attributed to the CN Business Assets. Because the parties intend to maintain their current membership interests in Agriliance after the distribution of assets hereunder, the parties agree that LOL shall, on the Distribution Date, make those payments against the Bank Debt on behalf of Agriliance as set forth in that certain Agreement to Pay Debt dated September 4, 2007, by and between LOL and Agriliance, a copy of which is attached hereto as Exhibit A. To the extent additional funds are necessary to bring into equal balance the value received by each party, LOL shall pay the requisite cash directly to CHS on the Distribution Date.
     2.2 Distribution of Assets; Assumption of Certain Liabilities. On the Distribution Date, the parties shall cause the following to occur:
     (a) Agriliance shall distribute the CN Business Assets to CHS and CHS shall assume the CN Business Obligations; and,
     (b) Agriliance shall distribute the CPP Business Assets to WS and WS shall assume the CPP Business Obligations.
     2.3 Timing. The parties recognize that the Distribution Date will be September 4, 2007, and that September 1 through September 3, 2007, are not Business Days. For purposes of allocating responsibility for ordinary income gained and ordinary expenses incurred from the conduct of the CN Business and the CPP Business in the ordinary course, and except as otherwise provided for herein, the parties agree that such responsibility shall be treated as if the distribution occurred as of September 1, 2007. The parties recognize that the distributions contemplated by Sections III and IV of this Agreement and the cash equalization payment from LOL to CHS contemplated by paragraph 2.1 of the Agreement are all scheduled to occur essentially simultaneously. The parties also recognize that for tax purposes, these transactions (i.e., the distributions of the businesses and the cash equalization payment) will have to be reported as occurring in sequence which will have tax implications. Therefore, the parties agree to report the transaction consistently in an order to be determined by the parties so as to minimize the tax liabilities of the parties.
     2.4 Agriliance Continues Operations. Agriliance will continue its operations as a limited liability company in which LOL and UCB each will continue to have fifty percent financial and governance rights.
III. DISTRIBUTION OF CN BUSINESS ASSETS TO CHS;
ASSUMPTION OF CERTAIN CN BUSINESS OBLIGATIONS
     3.1 Distribution of CN Business Assets. On the Distribution Date UCB and LOL shall cause Agriliance to distribute to CHS all of Agriliance’s right, title and interest in and to the following assets and property of Agriliance, free and clear of all encumbrances other than the Permitted Encumbrances (collectively, the “CN Business Assets”):
     (a) all of the real property owned by Agriliance described on Schedule 3.1(a) (the “CN Owned

Real Property”), including all improvements and fixtures thereon and all rights and easements appurtenant thereto;
     (b) leasehold interests in all of the real property leased by Agriliance and described on Schedule 3.1(b) (the “CN Leased Real Property”), including all Agriliance’s rights in the improvements and fixtures thereon and all rights and easements appurtenant thereto;
     (c) all machinery, equipment, tools, furniture, office equipment, computer hardware, computer software used on such computer hardware (excluding, however, such items of Intellectual Property which are otherwise provided for in this Agreement and subject to Third Party Licenses) supplies, materials, vehicles and other items of tangible personal property of every kind owned, leased, or subleased by Agriliance and used in the operation of the CN Business and located at the CN Owned Real Property or the CN Leased Real Property, and those additional items described on Schedule 3.1(c) (the “CN Tangible Personal Property”).
     (d) all Contracts primarily related to the operation of the CN Business to which Agriliance is a party or a third party beneficiary, including any lease agreements pertaining to the CN Leased Real Property or the CN Personal Tangible Property, and the Contracts listed on Schedule 3.1(d) (the “CN Contracts”);
     (e) to the extent legally transferable, all Governmental Authorizations held by Agriliance and utilized to own, lease or operate the CN Business Assets or to conduct the CN Business as presently operated.
     (f) all written materials, data and records of Agriliance related exclusively to the operation of the CN Business, including (i) client, customer, prospect, supplier, dealer and distributor lists and records, (ii) service catalogs and brochures, (iii) sales and marketing, advertising and promotional materials, (iv) research and development materials, reports, and records, (v) maintenance records and other documents relating to the CN Tangible Personal Property, (vi) purchase orders and invoices, (vii) sales orders and sales order log books, (viii) correspondence, (ix) books, records, journals and ledgers, (x) product ideas and developments, and, (xi) all data to support the CN Product Registrations;
     (g) subject to Third Party Licenses, all of Agriliance’s rights in the Intellectual Property Rights that are owned by Agriliance or licensed to Agriliance, used in connection with the conduct of the CN Business and are listed on Schedule 3.1(g) (the “CN Intellectual Property”);
     (h) the equity interests held by Agriliance in the following entities (the “CN Equity Interests”):
Northwest Iowa Agronomy LLC
Southwest Crop Nutrients, LLC
Loomis Crop Nutrients LLC Cooperative Agronomy Services Plains Partners, LLC
     (i) those deposits or prepaid accounts to suppliers set forth on Schedule 3.1(i) (the “CN Prepaid Supplier Accounts”);
     (j) the CN Inventories set forth on Schedule 3.1(j);
     (k) to the extent legally transferable, those state and federal registrations as set forth on Schedule 3.1(k) (the “CN Product Registrations”) and associated assets, including (i) confidential statements of formulations, (ii) data files/packages for each product, (iii) trade secrets, know-how, specifications, technical processes, and information used in the manufacture of each product, (iv) any task force memberships not regarded as a CN Equity Interest, and (v) all other related data;
     (l) all storage tanks for the storage of ammonia products commonly referred to in the industry as “ammonia bullets” or “NH3 tanks” owned or leased by Agriliance, wherever located;
     (m) assets supporting accrued benefits under Agriliance non-qualified benefit plans for Hired CN Employees, as described on Schedule 3.1(m);
     (n) accruals for CN supplier rebates as set forth on Schedule 3.1(n) (the “CN Supplier Rebate Accruals”); and,

     (o) the goodwill associated with the CN Business.
     3.2 Assignment and Assumption of Certain CN Obligations. Agriliance shall assign, and CHS shall assume, pursuant to an Assignment and Assumption of Certain CN Obligations Agreement attached hereto in the form of Exhibit B, the following, and only the following, obligations and Liabilities of Agriliance (the “CN Obligations”):
     (a) Contract Obligations; CN Prepaid Customer Accounts; CN Equity Interests. The obligations of Agriliance under the CN Contracts arising after the Effective Time; provided, however, that CHS shall not assume any obligations arising as a result of Agriliance’s breach of, or failure to pay in the ordinary course in accordance with the terms of any CN Contract prior to the Effective Time, which such responsibility shall remain with Agriliance; and, all Liabilities for delivery of prepaid products or services of the CN prepaid accounts listed on Schedule 3.2(a) (the “CN Prepaid Customer Accounts”); and, the obligations of Agriliance under the CN Equity Interests arising after the Effective Time; CHS shall not assume any obligations of Agriliance under the CN Equity Interests to the extent arising prior to the Effective Time, which such responsibility shall remain with Agriliance.
     (b) Environmental Contamination at CN Properties. Except as provided in Article VIII, the Responsibility and Liability of Agriliance for any Environmental Response Action at any CN Owned Real Property or any CN Leased Real Property
     (c) Other Environmental Conditions. The Responsibility and Liability of Agriliance for any physical and operational features not in compliance with any Environmental Law at any CN Owned Real Property or any CN Leased Real Property, excluding CN Site Contamination; provided, however, that to the extent a fine or penalty for such non-compliant features is allocated or attributed in any part to ownership or operation by Agriliance prior to the Effective Time, then Agriliance’s allocable share shall be retained by Agriliance; and
     (d) Non-Qualified Plan Liabilities. Liabilities to Hired CN Employees for benefits accrued under Agriliance non-qualified benefit plans.
IV. DISTRIBUTION OF CPP BUSINESS ASSETS TO WS;
ASSUMPTION OF CERTAIN CPP BUSINESS OBLIGATIONS
     4.1 Distribution of CPP Business Assets. On the Distribution Date, and as of the Effective Time, UCB and LOL shall cause Agriliance to distribute to WS (or, with respect to certain items, distribute to LOL as LOL may direct) all of Agriliance’s right, title and interest in and to the following assets and property of Agriliance, free and clear of all encumbrances other than the Permitted Encumbrances (collectively, the “CPP Business Assets”):
     (a) all of the real property owned by Agriliance described on Schedule 4.1(a) (the “CPP Owned Real Property”), including all improvements and fixtures thereon and all rights and easements appurtenant thereto;
     (b) leasehold interests in all of the real property leased by Agriliance and described on Schedule 4.1(b) (the “CPP Leased Real Property”), including all Agriliance’s rights in the improvements and fixtures thereon and all rights and easements appurtenant thereto;
     (c) all machinery, equipment, tools, furniture, office equipment, computer hardware, computer software used on such computer hardware (excluding, however, such items of Intellectual Property which are otherwise provided for in this Agreement and subject to Third Party Licenses) supplies, materials, vehicles and other items of tangible personal property of every kind owned, leased or subleased by Agriliance and used in the operation of the CPP Business and located at the CPP Owned Real Property or the CPP Leased Real Property and those additional items described on Schedule 4.1(c) (the “CPP Tangible Personal Property”);

     (d) all of the equity interests owned by Agriliance in each of the following entities (the “CPP Equity Interests”):
Impec Services, LLC
GHB Services, LLC
Farm Kan, LLC;
Spray Drift Task Force, LLC;
Outdoor Residential Exposure Task Force LLC; and
Agriculture Re-Entry Task Force LLC.
     (e) all Contracts primarily related to the operation of the CPP Business to which Agriliance is a party or a third party beneficiary, including any lease agreements pertaining to the CPP Leased Real Property or the CPP Tangible Personal Property, and all of the Contracts listed on Schedule 4.1(e) (the “CPP Contracts”);
     (f) to the extent legally transferable, all Governmental Authorizations held by Agriliance and utilized to own, lease or operate the CPP Business Assets or to conduct the CPP Business as presently operated;
     (g) all written materials, data and records of Agriliance related exclusively to the operation of the CPP Business, including (i) client, customer, prospect, supplier, dealer and distributor lists and records, (ii)service catalogs and brochures, (iii) sales and marketing, advertising and promotional materials, (iv) research and development materials, reports and records, (v) maintenance records and other documents relating to the CPP Tangible Personal Property, (vii) purchase orders and invoices, (vi) sales orders and sales order log books, (vii) correspondence, (viii) books, records, journals and ledgers, (ix) product ideas and developments; and, (x) all data to support CPP Product Registrations.
     (h) subject to Third Party Licenses, all of Agriliance’s rights in the Intellectual Property Rights owned or licensed by it and used in connection with the conduct of the CPP Business, and any others listed on Schedule 4.1(h) (the “CPP Intellectual Property”) The parties agree that certain of these Intellectual Property Rights may be distributed to LOL instead of WS, all as directed by LOL;
     (i) the CPP Inventories listed on Schedule 4.1(i);
          (j) those deposits or prepaid accounts to suppliers listed on Schedule 4.1(j) (the “CPP Prepaid Supplier Accounts”);
     (k) to the extent legally transferable, those state and federal product registrations and registrations in Mexico as set forth on Schedule 4.1(k) (the “CPP Product Registrations”)and associated assets including, (i) confidential statements of formulations, (ii) data files/packages for each product, (iii) trade secrets, know-how, specifications, technical processes, and information used in the manufacture of each product, (iv) any task force memberships not regarded as a CPP Equity Interest, and (v) all other related data;
     (l) assets supporting accrued benefits under Agriliance non-qualified benefit plans for Hired CPP Employees as described on Schedule 4.1(l);
     (m) accruals for CPP supplier rebates as set forth on Schedule 4.1(m) (the “CPP Supplier Rebate Accruals”); and,
     (n) the goodwill associated with the CPP Business.
     4.2 Assignment and Assumption of Certain CPP Obligations. Agriliance shall assign, and WS shall assume, pursuant to an Assignment and Assumption of Certain CPP Obligations Agreement attached hereto in the form of Exhibit C, the following, and only the following, obligations and Liabilities of Agriliance (the “CPP Obligations”):
     (a) Contract Obligations; CPP Prepaid Customer Accounts; CPP Equity Interests. The obligations of Agriliance under the CPP Contracts arising after the Effective Time; provided, however, that

WS shall not assume any obligations arising as a result of Agriliance’s breach of, or failure to pay in the ordinary course in accordance with the terms of any CPP Contract prior to the Effective Time, which such responsibility shall remain with Agriliance; and, all Liabilities for delivery of prepaid products or services of the CPP prepaid customer accounts listed on Schedule 4.2(a) (the “CPP Prepaid Customer Accounts”); and, the obligations of Agriliance under the CPP Equity Interests arising after the Effective Time; WS shall not assume any obligations of Agriliance under the CPP Equity Interests to the extent arising prior to the Effective Time, which such responsibility shall remain with Agriliance.
     (b) Environmental Contamination at CPP Properties. Except as provided in Article VIII, the Responsibility and Liability of Agriliance for any Environmental Response Action at any CPP Owned Real Property or any CPP Leased Real Property
     (c) Other Environmental Conditions. The Responsibility and Liability of Agriliance for any physical and operational features not in compliance with any Environmental Law at any CPP Owned Real Property or any CPP Leased Real Property, excluding CPP Site Contamination; provided, however, that to the extent a fine or penalty for such non-compliant features is allocated or attributed in any part to ownership or operation by Agriliance prior to the Effective Time, then Agriliance’s allocable share shall be retained by Agriliance; and
     (d) Non-Qualified Plan Liabilities. Liabilities to Hired CPP Employees for benefits accrued under Agriliance non-qualified benefit plans.
V. ASSETS RETAINED BY AGRILIANCE; OBLIGATIONS RETAINED BY AGRILIANCE
     5.1 Assets Retained by Agriliance. The parties recognize and agree that Agriliance is not distributing, but is retaining, all of its assets not specifically identified as distributed hereunder, including, but not limited to the following:
     (a) Equity Interests. Agriliance’s equity interests in Agro Distribution, LLC, Agriliance SPV, LLC, Agriliance AFC, LLC, Wilco-Agriliance, LLC, Westco Agronomy Company, LLC, Vision Ag LLC, Valley Agronomics, LLC, Wisconsin River Agronomy, LLC, North Plains Fertilizer & Chemical, L.L.C., RSA Microtech, Agriliance de Mexico, S.A and.,Templeton Crop Nutrients, LLC.
     (b) Idle Properties. The following real properties owned by Agriliance but not currently active in the conduct of Agriliance’s business:
     Shenandoah, IA Albert Lea, MN Janesville, MN
     (c) Cash. All of Agriliance’s cash and cash equivalents (including marketable securities and short-term investments);
     (d) Accounts Receivable. Except for the CN Prepaid Supplier Accounts, the CN Supplier Rebate Accruals, the CPP Prepaid Supplier Accounts, and the CPP Supplier Rebate Accruals, all of Agriliance’s (i) accounts receivable and other rights to payment from customers of Agriliance arising prior to the Effective Time and the full benefit of all security for such accounts receivable or rights to payment, (ii) other accounts or notes receivable of Agriliance and the full benefit of all security for such accounts or notes and (iii) Agriliance’s rights related to any of the foregoing; and,
     (e) Retail Assets. Those assets generally described by the parties as the retail north and retail south assets.
     5.2 Retention of Obligations by Agriliance The parties agree that neither CHS nor WS is assuming or intending to assume or agreeing to pay, discharge, perform or fulfill any obligations or Responsibility or Liability not specifically assumed by them in accordance with Sections 3.2 and 4.2 hereunder, all of which such obligations and Liabilities shall remain with Agriliance, including, but not limited to, the following:

     (a) Retained Assets: Any obligations of Agriliance relating to the assets retained by Agriliance;
     (b) Tax Liability: Except as provided in Section 9.1(c), neither CHS nor WS is assuming any Tax Liability of any kind of Agriliance, including Tax liabilities arising, imposed or assessed in respect of Agriliance’s operation of either the CN Business or the CPP Business or its ownership of either the CN Business Assets or the CPP Business Assets for or applicable to periods of time ending on or before the Effective Time (such as Taxes on or measured by net worth, sales and use Taxes, property Taxes, liabilities for withheld federal and state income Taxes and employee or employer Federal Insurance Contribution Act Taxes and tonnage Taxes);
     (c) Employees. Any obligations for Agriliance employees who are not Hired CN Employees or Hired CPP Employees. Agriliance shall also retain any obligations arising before September 1, 2007 with respect to Hired CN Employees or Hired CPP Employees, including but not limited to obligations for personal, sick and vacation time accruals, workers’ compensation accruals, any liability arising out of or relating to an employee claim or grievance, liabilities and obligations to any employee under any welfare benefit plan, obligations to pay wages or incentives, bonuses or variable compensation, and post - retirement welfare benefit obligations. Further, Agriliance shall retain and neither CHS or WS is assuming any obligations for severance pay, termination benefits, or retention payments of any kind whatsoever, including COBRA obligations, for any employees who do not accept employment with either CHS or WS and for those LOL or Hired CPP Employees identified in Schedule 5.2(c), regardless of whether such termination occurs before or after the Effective Time; provided, however, that such termination occurs on or before the termination of the last transition services agreement related to Agriliance or any purchaser of Agriliance assets.
     (d) Debt. Any obligations for any indebtedness for borrowed money;
     (e) Warranties and Returns: Any obligations or liabilities with respect to product returns or product warranty claims relating to the operation of the businesses prior to the Effective Time;
     (f) Accounts Payable. Except for CN Prepaid Accounts or CPP Prepaid Accounts, any obligations for any accounts payable arising from the conduct of business prior to the Effective Time;
     (g) Liability; Litigation. Except as specifically assigned and assumed under Sections 3.2 and 4.2, any Responsibility, Liability or Litigation to the extent pertaining to the time period prior to the Effective Time, including without limitation, any (i) Liability or Litigation pertaining to noncompliance prior to the Effective Time with any Laws, Governmental Order, or Governmental Authorization ; and (ii) Liability for any Environmental Claim arising our of or associated with ownership or operation by Agriliance of any CN Owned Real Property, CN Leased Real Property, CPP Owned Real Property, CPP Leased Real Property or any other property; and (iii) Responsibility and Liability for Environmental Response Actions at any property other than the CN Owned Real Property, CN Leased Real Property, CPP Owned Real Property and CPP Leased Real Property; and
     (h) Retained Cleanup Responsibilities under Article VIII below.
VI. VALUATION
     6.1 Maintenance of Membership Interests. UCB and LOL intend that after the retirement of the Bank Debt and payment by LOL to CHS described in Section 2.1, the completion of the distribution of the CN Business Assets to UCB and the CPP Business Assets to WS, and the true-up procedures referenced herein, each of them shall maintain their fifty percent governance and financial interests in Agriliance. Therefore, UCB and LOL agree as follows:
     6.2 Value Distributed to CHS and WS. The actual value attributed to the CN Business Assets and the CPP Business Assets will be based on the August 31, 2007 audited balance sheet of Agriliance (the “Final Balance Sheet”); with adjustments made to inventory valuations as set forth in Section 6.3, and with adjustments made for supplier rebates as set forth in Section 6.4 and with adjustments made for prepays for CPP and CN product by Agriliance retail facilities allocated to WS and CHS.

     The parties shall utilize the unaudited balance sheet of Agriliance as of July 31, 2007 (the “Interim Balance Sheet”), for purposes of determining the amount of cash necessary to address the Bank Debt and the payment by LOL to CHS as referenced in Section 2.1 and to maintain their equal membership interests in Agriliance as of the Distribution Date. Upon receipt of the Final Balance Sheet, the parties shall reconcile any differences from the action taken on the Distribution Date. The calculation of value of the distributions to CHS and WS based on the Interim Balance Sheet is attached hereto as Schedule 6.2. The same calculations contained in Schedule 6.2 shall be utilized to determine any differences between the Interim Balance Sheet and the Final Balance Sheet, subject to Sections 6.3 and 6.4, to determine the actual value distributed.
     The difference between the “adjusted value at closing” line for each of CPP and CN based on the Interim Balance Sheet (Schedule 6.2) and the “adjusted values at closing” line for each of CPP and CN based on the Final Balance Sheet, if positive, will be paid to Agriliance by the respective party. If such difference is negative, then such difference shall be paid by Agriliance to the respective party. Payments received pursuant to this calculation by Agriliance will be distributed to LOL and UCB on an equal basis. Similarly, any payments required by Agriliance pursuant to this calculation will be funded equally by LOL and UCB.
     6.3 Calculation of Value of Inventories. The value of the CN Inventories and the CPP Inventories shall be calculated as set forth in Schedule 6.2, modified as follows:
     (a) Quantity; Reconciliation. As of the Effective Time, the value of the respective inventories distributed to each party hereunder, shall be based on the quantities as then reflected on the Interim Balance Sheet (“Estimated Inventories”). As soon as practical,, the parties shall cause to be prepared a final balance sheet with respect to both the CN Inventories and the CPP Inventories as of August 31, 2007, prepared on a basis consistent with the preparation of the financial statements of Agriliance, along with a detailed explanation of any differences between the Estimated Inventories and the final CN and CPP Inventories. The parties have agreed to retain the accounting firm of KPMG, L.L.P. (“KPMG”) to audit these Inventories numbers, including physical audits of the locations housing such inventories. The determination of KPMG of the final Inventories numbers will be set forth in writing and be conclusive and binding on the parties. The cost of KPMG will be borne by Agriliance. The results of such audits shall be part of the true up referenced below.
     (b) Merchantable. The parties agree that only Inventories which are usable in the ordinary course of business and are not obsolete, damaged or defective as of the Effective Time shall be utilized in making the calculations herein. The cost to dispose of any Inventories not meeting these requirements shall be borne by Agriliance.
     (c) Ordinary Course of Business. The valuations performed hereunder assume inventory movements in the ordinary course of business, consistent with past practice. The economic effect of any unusual inventory movements prior to the Effective Time will be taken into account by the parties in determining value distributed hereunder.
     6.4 Subsequent True Up; Rebates. As referenced above, the parties shall reconcile any differences between the calculation made on Schedule 6.2 (which is based on the Interim Balance Sheet) and the Final Balance Sheet, with Inventories finally valued as set forth in Section 6.3. Any payments mandated by such reconciliation shall be made within three Business Days of receipt of the Final Balance Sheet.
          Further, the parties agree that the accruals for CN product rebates and incentives and CPP product rebates and incentives may not equal the actual cash ultimately received. The parties will compare the actual cash received from suppliers as rebates or incentives for all sales of CN products and CPP products prior to the Effective Time against the CN Supplier Rebate Accruals and the CPP Supplier Rebate Accruals. If the actual amount received exceeds the relevant accrual, then such difference shall be remitted to Agriliance. If the actual amount received is less than the relevant accrual, then Agriliance shall pay such difference to the appropriate party. Provided, however, any such rebates or incentives targeted for distribution to an existing customer of Agriliance, such as a CPP Equity Interest or a CN Equity Interest shall be directed to such party holding such equity interest (Agriliance, WS or CHS), prior to making the calculation set forth herein.
     Such calculation will be based on the total dollar sales of each specific item of CN products and CPP products during the relevant rebate or incentive period, including both prior to and after the Effective Time. It is the intent of the parties that any volume or similarly based rebates or incentives which may be triggered by sales after the Effective Time will be spread evenly by dollar sales over the entire rebate or incentive period for purposes of making this calculation. The parties expect the rebate calculations to be completed by March 1, 2008. Any payments required under this Section 6.4 shall be made within three Business Days of the date of such calculation.
VII. EMPLOYEES AND EMPLOYEE MATTERS
     7.1 CN Employees. As set forth in Section 7.4, CHS shall offer employment to Agriliance’s employees principally engaged in the CN Business along with certain employees in shared services; a current list of such employees is attached hereto as Schedule 7.1 (“CN Employees”). All of the CN Employees who accept employment with CHS shall be referred to as “Hired CN Employees”. (The parties acknowledge that included in the CN Assigned Contracts is the Labor Union Agreement at Indianapolis, Indiana.). If CHS does not offer employment to CN Employee, CHS shall be solely responsible for any and all severance costs paid by CHS or Agriliance.
     7.2 CPP Employees. As set forth in Section 7.4, LOL shall offer employment to Agriliance’s employees principally engaged in the CPP Business along with certain employees in shared services (such as Finance, IS, HR), a current list of such employees is attached hereto as Schedule 7.2 (“CPP Employees”). All of the CPP Employees who accept employment with LOL shall be referred to as the “Hired CPP Employees”. If LOL does not offer employment to a CPP Employee, LOL shall be solely responsible for any and all severance costs paid by LOL or Agriliance.
     7.3 Schedule Information. Schedules 7.1 and 7.2 indicate whether each such employee is full-time, part-time, or temporary, and whether each such employee is subject to any employment agreements (other than the standard non-competition and employee non-solicitation agreement signed by each employee of Agriliance), or other Contracts relating to employment, severance or changes in control.
     Schedules 7.1 and 7.2 also show for each such employee his/her date of employment, location and position.
     7.4 Offers of Employment. As soon as administratively practicable after the execution of this Agreement, but in no event later than September 4, 2007, CHS shall make an offer of employment to all CN Employees, and LOL shall make an offer of employment to CPP Employees. The terms CN Employees and CPP Employees shall mean all Agriliance employees listed on Schedules 7.1 and 7.2 but shall not include employees that would otherwise be CN Employees and CPP Employees except that they are currently on family medical leave, military leave, temporary disability or sick leave, workers’ compensation leave (unless in a rehabilitation or light duty role) or long-term disability leave (collectively, “Leave Status”). CN Employees and CPP Employees who are on Leave Status as of September 4, 2007 will remain employees of Agriliance until they are removed from Leave Status. Once an employee of Agriliance is removed from Leave Status and is ready to work, and has been designated as on FMLA leave or Military leave on Schedule 7.4, either CHS or LOL shall offer employment to the employee and the employee shall become a Hired CN Employee or Hired CPP Employee if employment is accepted. Once an employee of Agriliance is removed from Leave Status and is ready to work and that employee has been designated in a leave category other than FMLA leave or Military leave on Schedule 7.4, either CHS or LOL may offer employment to the employee and such employee shall become a Hired CN Employee or a Hired CPP Employee if employment is accepted. If the respective future employer does not offer employment to the employee removed from Leave Status and is ready to work, that employer shall be solely responsible for all severance costs and liabilities associated with such decision not to hire. All employees that are on Leave Status are listed on Schedule 7.4. Schedule 7.4 will also show the employee’s allocation, current status, type of leave, date of employment, location and position. Nothing in this Agreement will be construed to create a right in any Agriliance employee to employment with either CHS or LOL. Subject to all applicable Laws, CHS and LOL will have reasonable access to the personnel records (including performance appraisals, disciplinary actions, and grievances) of the Agriliance employees for the purpose of preparing for and conducting employment interviews. Except as set forth herein with respect to those on Leave Status as of September 4, 2007, CHS’s and LOL’s employment of the CN Hired Employees and the CPP Hired Employees shall be deemed to commence as of September 4, 2007.
     7.5 Recognition of Years of Service. CHS and LOL each agree that with respect to any Hired CN Employee or any Hired CPP Employee, it shall recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual and compensation arrangements) under its employee benefit plans including paid time off (PTO), the Agriliance service credit date of any Hired CN Employee or any Hired CPP Employee with Agriliance prior to the Effective Time. Notwithstanding the foregoing, neither CHS nor LOL will recognize Agriliance service for purposes of eligibility for retiree medical subsidy for any CPP Hired Employee or CNN Hired Employee; however, if such employee was eligible for a retiree medical subsidy from Agriliance as of September 1, 2007, such employee will retain eligibility for retiree medical subsidy under the CHS or LOL plans, as the case may be.
     7.6 Welfare Plans.
     (i) CHS and LOL each agree that with respect to any Hired CN Employee or any Hired CPP Employee, it shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare employee benefit plan or compensation arrangements maintained or sponsored by such party after the Effective Time, but only to the extent such Hired CN Employee or Hired CPP Employee had satisfied such requirements under the appropriate provisions of Agriliance’s plans as of the Effective Time, so that the employee shall be in at least as good a position with respect to such matters under CHS’s or LOL’s employee benefit plans as under Agriliance’s plans.
     (ii) CHS and LOL each agree that with respect to any Hired CN Employee or any Hired CPP Employee, it shall apply toward any deductible requirements and out-of- pocket maximum limits under its employee welfare benefit plans any amounts paid by each Hired CN Employee or Hired CPP Employee that qualified as such under Agriliance’s employee welfare benefit plans during the current plan year in which the Effective Time occurs.
     7.7 Qualified Defined Benefit Retirement Plans. After the Distribution Date, LOL and CHS will mutually agree upon the treatment of the qualified defined benefit plans of Agriliance with respect to the Hired CN Employees and Hired CPP Employees including, without limitation, possible transfer of the assets and liabilities of the Agriliance retirement plan to the respective defined benefit plans sponsored by LOL or CHS, to be effective as of a date to be determined by Agriliance and LOL and CHS. CHS and LOL shall share equally in the responsibility to fund any asset shortfall that may arise related to benefits accrued under the Agriliance defined benefit plan prior to the Effective Time. The amount of the asset shortfall shall be based upon a valuation mutually agreed upon between LOL and CHS.
     7.8 Qualified Defined Contribution Plans. Agriliance will cause its qualified defined contribution plan to transfer assets to the qualified defined contribution plans of CHS or LOL at such time as CHS and LOL may jointly direct through the Agriliance benefit committee for the account of any Hired CN Employees or Hired CPP Employees.
     7.9 Non-Qualified Deferred Compensation Plans. With respect to the transfer of employment of the Hired CN Employees from Agriliance to CHS, and the transfer of the Hired CPP Employees from Agriliance to LOL in connection with this Agreement, , Agriliance, CHS and LOL agree that such transfer shall not be treated as a “termination of employment” or “separation from service” that would be a distributable event under Agriliance’s non-qualified deferred compensation plans.
VIII. EXISTING ENVIRONMENTAL CONTAMINATION
     8.1 Agriliance to Retain Certain Responsibility. Except with respect to those Properties identified on Schedule 8.1 for which a longer period of time shall be in effect as described in Section 8.7 below, for a period of three (3) years after the Effective Time (the “Retained Responsibility Period”), Agriliance shall retain all Responsibility and Liability for Environmental Response Actions at all CN Owned Real Property, CN Leased Real Property, CPP Owned Real Property and CPP Leased Real Property (collectively the “Properties”), to the extent arising out of or associated with CN Site Contamination or CPP Site Contamination existing prior to the Effective Time ( “Retained Cleanup Responsibilities”), provided that notice of the Environmental Response Action has been given pursuant to Section 8.2 or the Environmental Response Action pertains to matters listed on Schedule 8.6. The burden of proof to show that the CN Site Contamination or CPP Site Contamination existed prior to the Effective Time shall be on the Controlling Party. Upon expiration of the applicable Retained Responsibility Period and payment of the Anticipated Costs (as defined below), Agriliance shall have no further Responsibility or Liability for Environmental Response Actions at any of the Properties.
     8.2 Notice Within 3 Year Period. In addition to the known matters set forth on Schedule 8.6, in order for any Responsibility or Liability for any Environmental Response Action pertaining to the Properties to be considered a Retained Cleanup Responsibility of Agriliance, the party seeking to so designate it must provide Agriliance and the other party with written notice of such matter on or before the three (3) year anniversary of the Effective Time. Such notice shall include a description of the Environmental Response Action and an estimation of the anticipated costs associated therewith based on such information as the party giving notice has at that time.
     8.3 Costs. To the extent a party undertakes any environmental site assessment or other environmental investigation in order to determine whether there is any existing CN Site Contamination or CPP Site Contamination, and without any legal requirement or request by a governmental authority, such cost shall not be considered part of the Retained Cleanup Responsibility. In addition, only out-of-pocket costs actually incurred are eligible to be paid or reimbursed by Agriliance under this Article VIII, and neither party shall be entitled to reimbursement of its own internal costs.
During the applicable Retained Responsibility Period, any party who has incurred costs to perform a Retained Cleanup Responsibility shall be entitled to reimbursement from Agriliance in accordance with Section 8.5 below. Prior to the expiration of the applicable Retained Responsibility Period, CHS and LOL shall work together in good faith to determine amounts that are reasonably expected to be required to pay future, ongoing costs associated with Retained Cleanup Responsibilities with respect to the Properties for which payment was not made by Agriliance during the applicable Retained Responsibility Period (“Anticipated Costs”), and Agriliance shall pay such Anticipated Costs to CHS and WS as provided in this Section 8.3 and in Section 8.5. In determining Anticipated Costs, the parties shall take into consideration the time periods during which the costs for fulfilling such Retained Cleanup Responsibilities will likely be paid, the present value thereof, and the effect of inflation on such costs.
The procedure for determining Anticipated Costs shall be as follows: Within thirty (30) days after the expiration of the applicable Retained Responsibility Period, CHS and WS shall each deliver to the other an itemized list of all outstanding Retained Cleanup Responsibilities pertaining to their respective Properties, along with that party’s assessment of the Anticipated Costs for each, in detail and with supporting documentation sufficient for the other party to evaluate the same. Each party shall promptly furnish all additional information reasonably requested by the other party. Within twenty (20) days following receipt of such information by both CHS and WS (the “Objection Period”), CHS and WS shall notify the other party and Agriliance in writing of any objections they may have to Agriliance paying the Anticipated Costs identified by the other party, and the basis for such objections. Objections shall be made to specific itemized Anticipated Costs. All Anticipated Costs for which no objection has been made within the Objection Period shall be paid by Agriliance as provided in Section 8.5 below, and thereafter all Anticipated Costs for which objections have been resolved shall be paid by Agriliance as provided in Section 8.5 below. The parties shall work diligently and in good faith to resolve all objections within thirty (30) days after the expiration of the Objection Period.
If the parties are unable to resolve all objections within the Objection Period, they shall engage a neutral third party (“Neutral”) to assist in resolving the objections. The Neutral shall have substantial experience in assessing costs associated with the Retained Cleanup Responsibilities to which the objections pertain. CHS and WS shall work diligently and in good faith with the Neutral to resolve all objections within sixty (60) days after the expiration of the Objection Period. If the parties have not been able to resolve all objections within such 60-day period, the Neutral shall resolve the objections in the Neutral’s sole and absolute discretion and the Neutral’s determination shall be binding on the parties. In making a determination, the Neutral may engage such additional, independent consultants as the Neutral deems necessary or desirable, in the Neutral’s sole and absolute discretion. The Neutral shall be directed to use best efforts to make its determination within ninety (90) days after the expiration of the Objection Period and the parties shall provide such information and other cooperation as the Neutral may require. CHS and WS shall share equally the cost of the Neutral and any consultants engaged by the Neutral; provided, however, that if the Neutral determines that additional site assessment or other investigation is required to reasonably determine any Anticipated Costs, such additional assessment or investigation shall be performed by consultants engaged by the Neutral and the party who owns or leases the Property in question shall be solely responsible for the costs of the same.
     8.4 Control of Process; Third Party Recoveries. The party owning or leasing the Property in question (the “Controlling Party”) shall have the sole right to direct and control any process, including any litigation or governmental investigation or enforcement action, concerning any such property. During the applicable Retained Responsibility Period for the Properties,the Controlling Party shall provide information and keep Agriliance and the other party informed as to the particular matter to the extent practical. During and after the applicable Retained Responsibility Period, the Controlling Party shall make reasonable efforts to pursue recovery from third parties of any costs paid to such party by Agriliance for a Retained Cleanup Responsibility, including from any applicable insurance carriers and/or from programs administered by any Governmental Entity for purposes of reimbursing investigation and cleanup costs associated with particular contaminants (e.g., state petroleum tank release cost-recovery funds), to the extent that the Controlling Party, in its sole discretion reasonably exercised, deems prudent and cost-effective. The Controlling Party shall remit or credit fifty percent of any recoveries received (less the costs incurred by the Controlling Party in obtaining such recoveries) promptly to the other party.
     8.5 Time for Payment. At any time during the applicable Retained Responsibility Period , the party seeking reimbursement for costs incurred to perform a Retained Cleanup Responsibility may submit any invoice to Agriliance and to the other party within a reasonable time after a cost has been actually incurred, but no later than thirty (30) days after expiration of the applicable Retained Responsibility Period. Such invoices shall describe the nature of the cost, how it was incurred, and any other information reasonably required by the other party. Payment of said invoices shall be made within thirty (30) days of receipt of such invoice by the other party unless within such time period the other party objects by delivering written notice to both Agriliance and the requesting party, which notice shall state the basis of the objection. In the event of any objection, the parties shall work together in good faith and use best efforts to promptly resolve such objection within thirty (30) days after notice of the objection has been received by the requesting party. If the parties are unable to resolve any objection within such period, the objection shall be resolved in accordance with the procedure set forth in Section 8.3 for resolving objections to Anticipated Costs and Agriliance shall make such payment as is appropriate within fifteen (15) days after resolution of the objection. With respect to Anticipated Costs, upon expiration of the Objection Period, Agriliance shall pay to CHS an amount equal to the Anticipated Costs allocable to the CN Owned Real Property and CN Leased Real Property, and shall pay to WS an amount equal to the Anticipated Costs allocable to the CPP Owned Real Property and CPP Leased Real Property; provided, however, that if either party has timely raised objections to any Anticipated Costs, then Agriliance shall pay only such Anticipated Costs for which no objections were timely made, and shall pay the remaining Anticipated Costs within fifteen (15) days after resolution of the objections in accordance with Section 8.3.
     8.6 Known Matters. Set forth on Schedule 8.6 attached hereto is a list of ongoing CN Site Contamination and CPP Site Contamination matters which the parties agree are among Agriliance’s Retained Cleanup Responsibilities.
     8.7 Extended Period Sites. With respect to those sites listed on Schedule 8.1, the Retained Responsibility Period for the Retained Cleanup Responsibilities shall be extended through the calendar year 2020. Correspondingly, the notice period provided for in Section 8.2 shall be extended through the calendar year 2020.
IX. SHARED EXPENSES; CONSENTS/TRANSFERS; AUDIT RIGHTS
     9.1 Transfer Expenses. The parties hereby agree that certain reasonable expenses incurred to effectuate the distributions hereunder, including those reasonably incurred after the Effective Time, shall be shared equally between them, and that such expenses shall be borne by Agriliance. Therefore, the parties agree as follows:
     (a) Title Evidence, Closing Fees and Proration of Utilities.
     (i) Title Commitments. As evidence of title to the CN Owned Real Property and the CPP Real Property, and if requested by a party and for informational purposes as to the CN Leased Real Property or the CPP Leased Real Property, Agriliance shall cause to be prepared and delivered to the either CHS or WS, as the case may be, at Agriliance’s expense, a commitment or preliminary title report for the each property (a “Title Commitment”) from First American Title Company (the “Title Company”) together with copies of all exception documents, to issue to the respective receiving party at the Distribution Date, an owner’s title insurance policy (for owned real property only), subject to any easements and encroachments and other encumbrances disclosed by the Title Commitments.
          (ii) Title Fees and Costs. Agriliance shall pay all fees charged by the Title Company for the Title Commitments, as well as all costs to record the general warranty deeds, including payment of any transfer tax, and the costs for the final title policy and endorsements.
          (iii) Utility Charges. All utility charges, including gas, oil, electricity, telephone, sewer and water, pertaining to the CN Business Assets or the CPP Business Assets, shall be prorated between Agriliance and the respective recipient as of the Effective Time.
          (iv) Surveys. Any surveys shall be done at the direction and expense of either CHS or LOL, as applicable, and shall be completed within four months of the Distribution Date.
          (v) Title and /Survey Correction. Expenses reasonably incurred with third parties to reasonably rectify any issues identified in the Title Commitments or surveys, other than Permitted Encumbrances, shall be the responsibility of Agriliance.
     (b) Motor Vehicles. Agriliance shall take all actions and prepare all documents necessary to effect the transfer to the appropriate recipient of all motor vehicle leases and registrations pertaining to automobiles, trucks, and other motor vehicles of whatever kind distributed hereunder in compliance with the motor vehicle registration and other applicable Laws of any jurisdictions where such motor vehicles are registered. All transfer taxes related to the distribution of motor vehicles shall be borne by Agriliance.
     (c) Property Taxes. As of the Effective Time, Agriliance shall ensure that all state and local real and personal property Taxes, tonnage taxes, ad valorem and similar Taxes and assessments (“Property Taxes”) which are past due or have become due and payable in the normal course of business upon any of the distributed assets on or before the Effective Time have been paid. All Property Taxes imposed by any Tax authority with respect to the distributed assets that have been paid or are due and payable with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time (taking into account whether the Property Taxes are payable in advance or in arrears) shall be apportioned between: (1) the period beginning before and ending at the Effective Time (the “Pre-Transfer Period”); and (2) the period beginning on the day immediately after the Effective Time and ending on the last day of the relevant Taxable period (the “Post-Transfer Period”). In performing the apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant Taxable period regardless of how installment payments are billed or made. Agriliance shall be liable for all Property Taxes apportioned to the Pre-Transfer Period. The respective recipient shall be liable for all the Property Taxes apportioned to the Post-Transfer Period.
     (d) Governmental Authorizations; Product Registrations. Any transfer fees that are required to transfer any Governmental Authorization, including CN Product Registration Fees and CPP Product Registration Fees, shall be borne by each respective party, and not by Agriliance.
     (e) Leasehold Rentals. All leasehold rentals shall be pro rated between Agriliance and either CHS or WS as applicable as of the Effective Time.
     (f) Employees. Expenses incurred with respect to employees shall be shared as set forth in Section 5.2(c).
     9.2 Consents/Transfers. The parties shall make good faith efforts and cooperate with each other to obtain all consents and/or transfers necessary to assign the Contracts, the Third Party Licenses, and the CN Equity Interests and the CPP Equity Interests, or to otherwise effectuate the distributions hereunder, as quickly as possible. All costs or fees incurred to obtain the consents or transfers,with respect to Third Party Licenses shall be borne by the party seeking the consent or transfer.
     9.3 Delayed Transfer. If any consent referenced in Section 9.2 above is not obtained prior to the Effective Time, such Contract (other than Contracts pertaining to leased properties, which are addressed below) Third Party License, or equity interest shall remain with Agriliance until such time as consent is obtained. The party to which such Contract, Third Party License, or equity interest is to be assigned shall bear all economic consequences of such Contract, Third Party License, or equity interest after the Effective Time as if such had been assigned as of the Effective Time. Similarly, if a Title Commitment is not obtained with respect to any CPP Owned Real Property or CN Owned Real Property, or if consent to assign any of the CN Leased Real Property or the CPP Leased Real Property is not obtained, prior to the Effective Time, then such property shall remain with Agriliance until such Title Commitment or consent is obtained, and, during such interim period, the party to whom the property is to be distributed shall lease such property pursuant to the terms of that Master Lease Agreement attached hereto as

Exhibit D. Also, those vehicles for which transfer is delayed shall be subject to the Vehicle Lease Agreements referenced in Article 10.1 as Ancillary Agreements.
     9.4 Audit and Access Rights. The parties recognize and agree that information will need to be shared between them and verified for purposes of effectuating the terms of this Agreement and, after the Effective Time, for the purposes of business operations and tax and other regulatory purposes. Each party shall permit the other parties and their representatives reasonable access to its books and records to verify any calculations made hereunder and for use of such information for legitimate business, tax and regulatory purposes. At the expense of the requesting party, each party shall have the right to conduct a reasonable audit of the other parties’ books and records as reasonably necessary to verify any such calculation.
X. DELIVERIES ON THE DISTRIBUTION DATE
     The parties shall cause to be delivered to the appropriate party on the Distribution Date all documents reasonably necessary to effectuate the intent hereunder, including the following:
     10.1 Ancillary Agreements.
     (a) Supply Agreement to CHS. That certain supply agreement by and between WS and LOL as supplier and CHS as purchaser in the form of Exhibit E, attached hereto;
     (b) Transition Services Agreement. That certain transition services agreement by and between LOL, Agriliance and CHS in the form of Exhibit F, attached hereto.
     (c) Amendment to Master Services Agreement. The Master Services Agreement between LOL as service provider and Agriliance as modified, in the form of Exhibit G, attached hereto; and,
     (d) Storage and Handling Agreements). Those certain storage and handling agreements by and between CHS, WS and/or Agriliance, as applicable to the facilities located at Green Bay, Wisconsin, and Winona, Minnesota, as referenced on Schedule 10.1(d) hereto.
     (f) Vehicle Leases that need to be assumed
     (g) Supply Agreements to Agriliance. Those certain supply agreements by and between LOL and WS as supplier, and Agriliance as purchaser; and CHS as supplier and Agriliance as purchaser, attached hereto as Exhibits H and I.
     (h) Vehicle Lease to CHS. With respect to those vehicles for which transfer to CHS is delayed, that certain Vehicle Lease Agreement attached hereto as Exhibit J.
     (i) Vehicle Lease to WS. With respect to those vehicles for which transfer to WS is delayed, that certain form of Vehicle Lease Agreement attached hereto as Exhibit K.
     10.2 Conveyance Documents to CHS and WS.
     (a) Warranty deeds in the form of Schedule 10.2(a), subject to Permitted Encumbrances, for the CN Owned Real Property and the CPP Owned Real Property.
     (b) Assignment and Assumption Agreements for the CN Leased Real Properties and the CPP Leased Real Properties in the form of Schedule 10.2(b).
     (c) Bills of Sale for the CN Tangible Personal Property and the CPP Tangible Personal property in the form of Schedule 10.2(c).
     (d) Assignment and Assumption Agreements for the CN and CPP Contracts in the form of Schedule 10.2(d).
     (e) Assignment and Assumption Agreements for the CN and CPP Equity Interests in the form of Schedule 10.2(e).

     (f) Bills of Sale for the CN and CPP Inventories in the form of Schedule 10.2(f).
     (g) Affidavit of Owner in the form of Schedule 10.2(g), for the CN Owned Real Property and the CPP Leased Real Property.
     (h) Such ancillary real property documents as may be necessary in the jurisdiction where the CN Owned Real Property or CPP Owned Real Property is located.
     (i) Certificates of title for all vehicles duly endorsed for transfer.
     (k) Mutually acceptable documentation to transfer intellectual property.
     10.3 Assignment and Assumption Agreements. Those Assignment and Assumption Agreements pertaining to the assumed obligations in the forms of Exhibits B and C.

XI. COVENANTS NOT TO COMPETE
     At the formation of Agriliance, CHS and LOL agreed not to directly or indirectly engage in the wholesale marketing of fertilizer products and agricultural chemicals in North America so long as they remained a member of Agriliance and for a period of time thereafter. Additionally, at the formation of Agriliance, CHS agreed not to engage in the wholesale seed business. In consideration of the distribution of assets and the other terms hereof, UCB and its parent entity, CHS (for purposes of this Article XI, UCB and CHS shall be referred to collectively and individually as “CHS”) and LOL and WS (for purposes of this Article XI, LOL and WS shall be referred to collectively and individually as “LOL”), the parties hereby agree to modify their non-compete covenants as follows.
     11.1 LOL Non-Compete. For a period of ten (10) years from the Distribution Date , LOL, individually and on behalf of its successors, assigns, subsidiaries, Agriliance and Affiliates agrees not to directly or indirectly engage in the wholesale marketing and/or sale of crop nutrient products in the territory of North America; except to the extent currently conducted by any of the CPP Equity Interests or other equity interests held by Agriliance which may subsequently be transferred to LOL or WS, by the Agronomy Company of Canada or by Agriliance through the business retained by Agriliance after the Effective Time; and except with respect to the distribution, marketing and sale of micro nutrient products or animal waste products; and except with respect to the distribution, marketing and sale of organic lawn fertilizers through its Bradfield Organics line of products and certain other home lawn care fertilizers, such as under its Clear Lake lawn food line of products, provided that these endeavors shall not materially expand in scope from their current state. Notwithstanding the foregoing, LOL shall not be deemed to be indirectly competing in violation of this Section through ownership of a person or entity which does not meet the definition of an Affiliate.
     11.2 CHS Non-Compete. For a period of ten (10) years from the Distribution Date, CHS, individually and on behalf of its successors, assigns, subsidiaries, Agriliance and Affiliates, agrees not to directly or indirectly engage in the wholesale marketing and/or sale of micro nutrient products, agricultural chemicals and/or corn, soybeans, canola, alfalfa, cotton or sorghum seed products, including seeds, seed coatings and seed treatments related to such defined seed products, in the territory of North America, except to the extent currently conducted by any of the CN Equity Interests or other equity interests held by Agriliance which may subsequently be transferred to CHS, by the Agronomy Company of Canada or by Agriliance through the business retained by Agriliance after the Effective Time. Notwithstanding the foregoing, CHS shall not be deemed to be indirectly competing in violation of this Section through ownership of a person or entity which does not meet the definition of an Affiliate.
     11.3 Definition. For the purposes of this Agreement, the term “wholesale marketing and/or sale” shall be defined to include any activity to promote, market, sell or otherwise transfer products to any entity or person (including local cooperatives, agronomy centers, joint ventures, dealers, owned retail locations and the like) where such entity or person will resell or otherwise transfer such products.
     11.4 Subsequent Acquisitions. Nothing in this Article XI shall be construed to prevent CHS from making an acquisition that includes a wholesale micro nutrient, agricultural chemical and/or seed marketing and/or sale business so long as LOL is given the option, exercisable within six (6) months after the closing of such acquisition, for LOL to acquire from CHS that portion of such acquisition relating to the wholesale agricultural chemical and/or seed marketing and/or sale business for fair market value and otherwise on customary and commercially reasonable terms. Similarly, nothing in this Section shall be construed to prevent LOL from making an acquisition that includes a wholesale crop nutrient marketing and/or sale business so long as CHS is given the option, exercisable within six (6) months after the closing of such acquisition, for CHS to acquire from LOL that portion of such acquisition relating to the wholesale crop nutrient marketing and/or sale business for fair market value and otherwise on customary and commercially reasonable terms.
     11.5 Restrictions Reasonable. The parties believe that the restrictive covenants contained in this Article XI are reasonable. However, if any court having jurisdiction shall at any time hereafter hold any of these restrictions to be unenforceable or unreasonable, whether as to scope, territory or period of time specified herein, and if such court shall declare or determine the scope, territory or period of time which it deems to be reasonable, such scope, territory or period of time shall be deemed to be reduced to that declared or determined by such court to be reasonable.
     11.6 Equitable Remedies. Each party recognizes that in the event of violation of any of the terms of this provision, the non-violating party will suffer irreparable damages and that it will be difficult, if not impossible, to compute actual damages sustained by the non-violating party as the result of such breach. Accordingly, in addition to any relief at law that may be available to the non-violating party for such violation or breach, the non-violating party will be entitled to injunctive and other equitable relief restraining such violation, breach or threatened breach (without any requirement that the non-violating provide any bond or other security).
     11.7 Supercedes Existing Agreements. The covenants contained in this Article XI supercede and replace in their entirety those provisions found in Section 8.3 of the original Joint Venture Agreement dated January 1, 2000 by and between CHS and LOL, and those provisions found in Section 8.2 of the original Seed Agreement dated February 18, 2000, by and between CHS and LOL.
     XII. INDEMNIFICATION
     12.1. Indemnification by LOL and WS. LOL and WS, jointly and severally, will indemnify Agriliance, CHS and/or UCB, and their respective officers, directors, and employees, and hold them harmless against any Loss to the extent arising from the conduct of business by WS of the CPP Business Assets after the Effective Time, or to the extent arising from the CPP Obligations.
     12.2 Indemnification by CHS and UCB. CHS and UCB, jointly and severally, will indemnify Agriliance, LOL and/or WS, and their respective officers, directors, and employees, and hold them harmless against any Loss to the extent arising from the conduct of business by CHS of the CN Business Assets after the Effective Time, or to the extent arising from the CN Obligations.
     12.3 Indemnification by Agriliance. Agriliance will indemnify CHS, UCB, LOL and WS, and their respective officers, directors, and employees, and hold them harmless against any Loss to the extent arising from any Retained Obligations.
     12.4 Indemnification Unavailable from Agriliance. In the event that indemnification from Agriliance in accordance with Section 12.3 is unavailable for whatever reason, then CHS and UCB shall share equally in any such Loss with LOL and WS, including, but not limited to, any Loss resulting from any Liability or Litigation or Retained Cleanup Responsibilities, including Anticipated Costs.
     12.5 Notice. Any claim for indemnification hereunder shall be made in a written notice from the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) which will state in reasonable detail the basis for such indemnification and the amount of the loss claimed. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within forty-five (45) Business Days after delivery of such notice whether it disputes the claim described in such notice, the loss amount specified in the notice will be admitted by the Indemnifying Party, and the Indemnifying Party will pay the amount of such loss to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim, the relevant parties will proceed in good faith to negotiate a resolution of such dispute. If a resolution has not been resolved within sixty (60) days after delivery of the original claim notice, either party may seek judicial recourse. In the event that (i) an Indemnified Party does not deliver to the Indemnifying Party written notice of a claim promptly after its discovery of a claim or (ii) such written notice inaccurately of incompletely describes the basis or nature of the claim, each as required by this Section 12.5, then the Indemnifying Party’s obligation to indemnify hereunder shall be reduced to the extent the Indemnified Party’s failure to provide prompt, accurate and complete written notice has prejudiced the Indemnifying Party.
     The Indemnifying Party will pay the amount of any claim within fifteen (15) days following the final determination of the Indemnifying Party’s liability for and the amount of such loss.
     12.6 Third Party Actions. With respect to any Litigation instituted by any Person against a party entitled to indemnification hereunder, (the “Indemnified Party”): The Indemnified Party will give the party(ies) from which it seeks indemnity (the “Indemnifying Party(ies) prompt written notice of the commencement of such third party action (“ Third Party Action”). The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such written notice. In the event that (i) the Indemnified Party does not deliver to the Indemnifying Party prompt written notice of a Third Party Claim promptly after commencement or (ii) fails to attach the entire complaint or all of the other papers pursuant to which the third party commenced such Third Party Action, each as required by this Section 12.6, then the Indemnifying Party’s obligation to indemnify shall be reduced to the extent the Indemnified Party’s failure to provide prompt, accurate and complete written notice has prejudiced the Indemnifying Party. The Indemnifying Party will contest and defend such Third Party Action on behalf of any Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by Indemnifying Party to the requesting Indemnified Party within twenty (20) Business Days after the Indemnified Party’s notice of such Third Party Action (but, in all events, at least five (5) Business Days prior to the date that a response to such Third Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by the Indemnifying Party. An Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense. An Indemnified Party will cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third Party Action.
     Neither an Indemnified Party nor an Indemnifying Party may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld.
     12.7 Losses Net of Insurance, Taxes. The amount of any loss for which indemnification is provided under this Article XII shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such loss (each source named in clauses (i) and (ii), a “Collateral Source”), and (iii) an amount equal to the present value of the Tax benefit, if any, available to or taken by the indemnified party attributable to such loss. The parties shall take all reasonable steps to mitigate any loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the loss. Indemnification under this Article XII shall not be available to any party, unless the party seeking indemnification first uses commercially reasonable efforts to seek recovery from all Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under this Article XII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article XII had such determination been made at the time of such payment.
XIII. GENERAL
     13.1 Further Assurances Before and After the Effective Time. The parties will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by any of them, to carry out any of the provisions of this Agreement.
     13.2 Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement be waived, except in a writing executed by the party against which such amendment or waiver is sought to be enforced.
     13.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand, (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:
     If to LOL or Agriliance: Land O’Lakes, Inc. Attention: President
4001 Lexington Avenue North

Arden Hills, MN 551126
     With copies to:
Land O’Lakes, Inc.
Attention: General Counsel MS 2500
4001 Lexington Avenue North
Arden Hills, MN 551126
     If to CHS or UCB:
CHS Inc.
Attention: President and Chief Executive Officer
5500 Cenex Drive
Inver Grove Heights, MN 55077
With copies to:
CHS Inc.
Attention: General Counsel
5500 Cenex Drive
Inver Grove Heights, MN 55077
     13.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
     13.5 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
     13.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     13.7 Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral with respect to this reorganization of agronomy business.
     13.8 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.
     13.9 Governing Law. The domestic law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
     13.10 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) No representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) It understands and has considered the implications of such waiver, (iii) It makes such waiver voluntarily and (iv) It has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.
     13.11 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

     IN WITNESS WHEREOF, LOL, WS, UCB and CHS have executed this Agreement as of the date first above written.

LAND O’LAKES, INC.	WINFIELD SOLUTIONS, LLC

BY:	BY:

Print Name:	Print Name:

Title:	Title:

CHS, INC.	UNITED COUNTRY BRANDS, LLC

BY:	BY:

Print Name:	Print Name:

Title:	Title:

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Agreement to Pay Debt
Exhibit B	Assignment and Assumption of Certain CN Obligations
Exhibit C	Assignment and Assumption of Certain CPP Obligations
Exhibit D	Master Lease Agreement
Exhibit E	Supply Agreement to CHS
Exhibit F	Transition Services Agreement
Exhibit G	Modified Master Services Agreement
Exhibit H	Supply Agreement from CHS to Agriliance
Exhibit I	Supply Agreement from LOL/WS to Agriliance
Exhibit J	Vehicle Lease Agreement to CHS
Exhibit K	Vehicle Lease Agreement to WS

SCHEDULES

3.1(a)	CN Owned Real Property
3.1(b)	CN Leased Real Property
3.1(c)	CN Tangible Personal Property
3.1(d)	CN Contracts
3.1(f)	CN Intellectual Property
3.1(i)	CN Prepaid Accounts
3.1(j)	CN Inventories
3.1(k)	CN Product Registrations
4.1(a)	CPP Owned Real Property
4.1(b)	CPP Leased Real Property
4.1(c)	CPP Tangible Personal Property
4.1(e)	CPP Contracts
4.1(h)	CPP Intellectual Property
4.1(i)	CPP Inventories
4.1(j)	CPP Prepaid Accounts
4.1(k)	CPP Product Registrations
6.2	Estimated Value Distributed
7.1	CN Employees
7.2	CPP Employees
7.4	Active Employees
8.6	Known Retained Environmental Liabilities
10.1(d)	Schedule of Leases of Shared Locations
10.2(a)	Form of General Warranty Deed
10.2(b)	Form of Assignment and Assumption Agreements for CN and CPP Leased Real Property and CN Leased Real Property
10.2(c)	Bills of Sale for CN and CPP Tangible Personal Property
10.2(d)	Assignment and Assumption Agreements for the CN and CPP Contracts
10.2(e)	Assignment and Assumption Agreements for the CN and CPP Equity Interests
10.2(f)	Bills) Form of Sale for the CN and CPP Inventories
10.2(g)	Owner’s Affidavits for the CN and CPP Real Property